Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Descartes Systems Group Inc.

We consent to the use of our report dated March 11, 2026, on the consolidated financial statements of The Descartes Systems Group Inc. (the “Entity”) which comprise the consolidated balance sheets as at January 31, 2026 and January 31, 2025, the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2026, and the related notes, and our report dated March 11, 2026 on the effectiveness of internal control over financial reporting as of January 31, 2026 which are incorporated by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading “Interest of Experts” in the prospectus dated July 15, 2026.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 15, 2026

Vaughan, Canada